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                                                                   Exhibit 10.56

[STARWOOD LETTERHEAD]

September 2, 1999



Steven M. Hankin
233 South Laurel Avenue
Charlotte, NC  28207

Dear Steve,

We are very pleased to extend to you the offer of Senior Vice President, Strategic Planning for Starwood Hotels & Resorts Worldwide, Inc. The following will outline the specifics of our offer of employment to you:

START DATE:
Your employment with Starwood will begin on October 1, 1999.

POSITION:
You shall be the Senior Vice President, Strategic Planning of the Company and shall perform such duties and services as may be assigned to you. Further, you shall devote your full time and attention to the affairs of the Company and to your duties as assigned.

BASE SALARY:
Your initial base salary, expressed in semi-monthly terms, will be $13,541.66 (on an annualized basis equivalent to $325,000), and will be subject to the appropriate withholdings for FICA, state and federal taxes, and Medicare.

ANNUAL INCENTIVE:
You will be eligible to receive a performance award based upon the achievement of specified performance criteria, which will be established and approved after you begin employment. The target bonus range for this position will be 75% of your base salary in effect for the period of time for which the award is being considered. The maximum award potential is 150% of base salary. Your 1999 bonus will be paid on a pro-rata basis.

EMPLOYEE BENEFITS:
The effective date of coverage for the Starwood medical and dental plans is the first of the month following your first 90 days of employment. The information regarding these programs and other company benefits, including 401(k), life and disability insurance is enclosed. In the event that changes are made to any of the
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September 2, 1999
Page 2

above benefit, compensation programs, or standard operating procedures, the changes will apply to you as they do other employees of the company.

STOCK:

You will be awarded 5,000 shares of restricted stock. These shares will vest fully on the fourth anniversary of your start date. The Company will recommend to the Compensation Committee of the Board of Directors (the "Committee"), a grant of options to purchase from the Company 50,000 shares of common stock of the Company and Class B Shares of Starwood Hotels & Resorts (together, "Units") for you in accordance with the Company's 1995 Long Term Incentive Plan (the "LTIP"). Subject to the approval of the Committee, the options may be granted and vest in accordance with the provisions of the LTIP and be exercisable at the fair market value of the Units on the date of the grant or as otherwise determined by the Committee. The options vest in increments of 25% annually on each anniversary of the grant, and are therefore fully vested after four years.

RELOCATION:

Starwood will pay the reasonable, out-of-pocket costs of relocating your household furnishings and family from Charlotte, North Carolina to the Fairfield/Westchester County area according to the provisions of Starwood's Relocation Policy, Plan 1. Reimbursable relocation expenses include; two househunting trips, home sale/home purchase assistance, transportation of household goods, temporary living accommodations, etc. To initiate the move process, please contact Helen Azevedo at the Corporate office.

HOME LOAN:

Upon your move to the Fairfield/Westchester County area, the Company will make a second mortgage home loan available to you in the amount of $300,000 which would be due in five years or upon termination of employment for any reason. The loan would be non-interest bearing and will be secured by a second mortgage on your home in Fairfield/Westchester County.

RELOCATION EXPENSE RECOVERABILITY:

Should you voluntarily terminate your employment, with or without notice, within one year after your first day of active employment in your new assignment, you will be required to repay all relocation expenses paid to you, or on your behalf, reduced by 1/12th for each full calendar month actually worked.

TERMINATION/SEVERANCE:

The Company reserves the right to terminate your employment with or without cause at any time. In the event of an involuntary termination without cause, you shall receive, as your sole right, exclusive remedy and liquidated damages, a one time termination payment equal to twelve (12) months base salary. The Company will also continue to provide medical benefits coverage during the 12-
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September 2, 1999
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month period subsequent to the termination of your employment. No severance shall be due in the event that you are terminated for gross misconduct or in the event that you leave the full-time employ of the Company voluntarily.

RESOLUTION OF DISPUTES:

     In the event of any employment-related disputes with respect to your employment by the Company, you and the Company agree that the same shall be resolved through binding arbitration in the jurisdiction of the Company's headquarters and in accordance with the rules and procedures from time to time of the American Arbitration Association.

     Steve, I am thrilled to extend this offer to you. You will absolutely be a wonderful addition to the team, and will make an immediate contribution to Starwood's success. I look forward to hearing from you.

Very truly yours,



STARWOOD HOTELS & RESORTS WORLDWIDE, INC.




/S/ Susan R. Bolger
Susan R. Bolger
Executive Vice President, Human Resources




ACCEPTED AND AGREED TO;



/s/ Steve Hankin                              09/7/99
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Steven Hankin                                 Date

cc:  Personnel File